Smart Sand, Inc. Announces Fourth Quarter 2023 and Full Year 2023 Results
•4Q 2023 and full year 2023 revenue of $61.9 million and $296.0 million, respectively.
•4Q 2023 and full year 2023 total tons sold of approximately 1,016,000 and 4,514,000, respectively.
•4Q 2023 and full year 2023 net cash (used) provided by operating activities of $(2.7) million and $31.0 million, respectively.
•4Q 2023 and full year 2023 free cash flow of $(9.6) million and $8.0 million, respectively.

SPRING, Texas, March 11, 2024 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White sand, and a proppant logistics solutions provider through both its in-basin transloading terminals and SmartSystemsTM products and services, today announced results for the fourth quarter and full year ended December 31, 2023.
“Smart Sand delivered strong operating and financial results for the full year 2023” stated Charles Young, Smart Sand’s Chief Executive Officer. “Sales volumes for the year were a record for the Company. During the year we gained access to the Canadian frac sand market through the commencement of operations at our Blair, Wisconsin facility. We improved our logistics capabilities in the Marcellus and Utica formations of the Appalachian Basin by expanding our Waynesburg, Pennsylvania terminal . We invested in cooling and blending capabilities at our Utica, Illinois facility to support increased industrial sand opportunities and expanded our last mile service presence in the Bakken and Appalachian Basins. Additionally, we recently obtained the rights to operate two additional terminals in Northeast Ohio, which we believe will support growing activity in the Appalachian Basin.”

“Lower sales volumes, due primarily to seasonal weather-related issues and a general slowdown in overall market activity from lower customer spending due to year-end budget exhaustion, negatively impacted our operating and financial results in the fourth quarter. However, market activity has picked up considerably since the start of 2024 with current monthly sales volumes trending back to third quarter 2023 levels or better and we expect to see improved operating and financial results in the first quarter 2024.”

Full Year 2023 Highlights

Total revenue was $296.0 million for the full year 2023, compared to $255.7 million for the full year of 2022. Sand sales revenue in 2023 was $283.2 million compared to $243.2 million in 2022. Total revenue and sand sales both increased by 16% year-over-year, as a result of increased sand sales volumes and higher prices primarily driven by increased market activity in the operating basins that the Company serves.
Total tons sold were 4,514,000 for the full year 2023, compared to full year 2022 total tons sold of 4,333,000, an increase of 4% year-over-year.
Net income was $4.6 million, or $0.12 per basic and diluted share, for the full year 2023, compared with net loss of $(0.7) million, or $(0.02) per basic and diluted share, for the full year 2022. The increase in net income was primarily from increased total volumes sold and higher average sales prices for our sand.
Net cash provided by operating activities was $31.0 million for the year ended December 31, 2023, derived from net income of $4.6 million, which includes net non-cash items of $27.8 million and $(1.4) million in changes in operating assets and liabilities. The net cash provided by operating activities in 2022 was $5.4 million. The increase in net cash provided by operating activities in 2023, compared to 2022, was primarily due to higher net income and reduced use of cash from changes in assets and liabilities.

Contribution margin was $67.0 million, or $14.85 per ton sold, for the full year 2023 compared to $54.6 million, or $12.61 per ton sold, for the full year 2022. Adjusted EBITDA was $34.1 million for the full year 2023 compared to Adjusted EBITDA of $29.3 million for the full year 2022.  The increase in contribution margin and Adjusted EBITDA for the year ended December 31, 2023, as compared to the prior year, was primarily due to an increase in pricing and higher overall tons sold in the current period.

Fourth Quarter 2023 Highlights
Total revenue was $61.9 million in the fourth quarter of 2023, compared to third quarter of 2023 revenue of $76.9 million. Total revenue decreased 19% sequentially due to lower sand sales volumes and lower shortfall revenue. Fourth quarter 2023 total revenue decreased by 16% compared to fourth quarter 2022 revenues of $73.8 million. Lower revenue year-over-year was due primarily to lower tons sold.
Tons sold in the fourth quarter of 2023 were 1,016,000, a 17% decrease compared to third quarter 2023 tons sold of 1,219,000. Tons sold in the fourth quarter of 2023 decreased by 14% compared to 1,175,000 tons sold in the fourth quarter of 2022. Sales volumes were lower in the current period due primarily to lower market activity from weather-related slowdowns and reduced customer spending as accelerated spending earlier in the year led to reduced activity in the fourth quarter.
For the fourth quarter of 2023, the Company had a net loss of $(4.8) million, or $(0.12) per basic and diluted share, compared to net income of $6.7 million, or $0.18 per basic and diluted share, for the third quarter of 2023, and net income of $2.6 million, or $0.06 per basic share and diluted share for the fourth quarter 2022.
Contribution margin was $9.2 million, or $9.07 per ton sold, for the fourth quarter of 2023 compared to $21.0 million, or $17.20 per ton sold, for the third quarter of 2023 and $17.4 million, or $14.77 per ton sold, for the fourth quarter of 2022. Adjusted EBITDA was $1.0 million for the fourth quarter of 2023, compared to $13.3 million for the third quarter of 2023 and $10.7 million for the fourth quarter of 2022.
Lower net income, contribution margin and adjusted EBITDA sequentially and year-over-year were primarily due to lower revenue from decreased tons sold, partially offset by lower cost of goods sold.

Capital and Liquidity

For the full year 2023, we had positive free cash flow of $8.0 million, generating $31.0 million in cash flow from operations while spending $23.0 million on capital expenditures. For the fourth quarter of 2023, we had negative $9.6 million in free cash flow, spending $2.7 million in cash flow on operations and $6.9 million on capital expenditures. As of December 31, 2023, we had cash on hand of $6.1 million and $12.0 million in undrawn availability on our existing credit facility.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on March 12, 2024 at 10:00 a.m. Eastern Time to discuss the Company’s fourth quarter and full year 2023 financial results. Investors are invited to join the conference by dialing (646) 357-8785 or 1-800-836-8184 and referencing “Smart Sand” when connected to the operator. Additionally, the call may also be streamed via webcast at https://app.webinar.net/2LBqwEV8z34 or within the “Investors” section of the Company’s website at www.smartsand.com. A replay will be available shortly after the call and can be accessed on the “Investors” section of the Company’s website.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of our Company’s Form 10-K for the year ended December 31, 2023, to be filed by us with the U.S. Securities and Exchange Commission on March 11, 2024.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistics solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company offers logistics solutions to our customers through its in-basin transloading terminals and SmartSystemsTM wellsite storage and sand management capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

Availability of Information on Smart Sand’s Website
We routinely announce material information using U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts and the Smart Sand investor relations website. While not all of the information that we post to the Smart Sand investor relations website is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others interested in Smart Sand to review the information that we share at the “Investors” link located at the top of the page on www.smartsand.com.

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand sales revenue	$60,147	$72,480	$71,099
Shortfall revenue	—	2,389	414
Logistics revenue	1,800	2,031	2,316
Total revenue	61,947	76,900	73,829
Cost of goods sold	59,116	62,502	62,657
Gross profit	2,831	14,398	11,172
Operating expenses:
Salaries, benefits and payroll taxes	4,509	4,292	3,309
Depreciation and amortization	667	647	598
Selling, general and administrative	5,579	4,625	5,421
Loss (gain) on disposal of fixed assets, net	(19)	(92)	188
Total operating expenses	10,736	9,472	9,516
Operating (loss) income	(7,905)	4,926	1,656
Other income (expenses):
Interest expense, net	(332)	(276)	(364)
Other income	119	198	412
Total other income (expenses), net	(213)	(78)	48
(Loss) income before income tax benefit	(8,118)	4,848	1,704
Income tax benefit	(3,332)	(1,879)	(923)
Net (loss) income	$(4,786)	$6,727	$2,627

Net (loss) income per common share:
Basic	$(0.12)	$0.18	$0.06
Diluted	$(0.12)	$0.18	$0.06
Weighted-average number of common shares:
Basic	38,339	38,253	42,833
Diluted	38,499	38,412	42,862

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022
	(in thousands, except per share amount)
Revenues:
Sand sales revenue	$283,160	$243,162
Shortfall revenue	4,304	5,010
Logistics revenue	8,509	7,568
Total revenue	295,973	255,740
Cost of goods sold	254,418	226,149
Gross profit	41,555	29,591
Operating expenses:
Salaries, benefits and payroll taxes	18,309	13,480
Depreciation and amortization	2,535	2,244
Selling, general and administrative	20,413	17,288
Loss (gain) on disposal of fixed assets, net	1,802	(294)
Bad debt expense	—	1
Total operating expenses	43,059	32,719
Operating loss	(1,504)	(3,128)
Other (expenses) income:
Interest expense, net	(1,272)	(1,608)
Other income	524	828
Total other (expenses) income, net	(748)	(780)
Loss before income tax benefit	(2,252)	(3,908)
Income tax benefit	(6,901)	(3,205)
Net income (loss)	$4,649	$(703)
Net income (loss) per common share:
Basic	$0.12	$(0.02)
Diluted	$0.12	$(0.02)
Weighted-average number of common shares:
Basic	38,948	42,408
Diluted	39,046	42,408

SMART SAND, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
	(in thousands of U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$6,072	$5,510
Accounts receivable	23,231	35,746
Unbilled receivables	2,561	79
Inventory	26,823	20,185
Prepaid expenses and other current assets	3,217	6,593
Total current assets	61,904	68,113
Property, plant and equipment, net	255,092	258,843
Operating lease right-of-use assets	23,265	26,075
Intangible assets, net	5,876	6,669
Other assets	163	303
Total assets	$346,300	$360,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,041	$14,435
Accrued expenses and other liabilities	11,024	13,430
Deferred revenue	1,154	6,959
Current portion of long-term debt	15,711	6,183
Current portion of operating lease liabilities	10,536	10,910
Total current liabilities	54,466	51,917
Long-term debt	3,449	9,807
Long-term operating lease liabilities	14,056	17,642
Deferred tax liabilities, long-term, net	12,101	18,238
Asset retirement obligation	19,923	18,888
Other non-current liabilities	38	40
Total liabilities	104,033	116,532
Commitments and contingencies
Stockholders’ equity
Common stock	39	43
Treasury stock, at cost	(14,249)	(5,075)
Additional paid-in capital	181,973	178,386
Retained earnings	74,539	69,890
Accumulated other comprehensive (loss) income	(35)	227
Total stockholders’ equity	242,267	243,471
Total liabilities and stockholders’ equity	$346,300	$360,003

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net (loss) income	$(4,786)	$6,727	$2,627
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	7,113	7,021	6,584
Amortization of intangible assets	197	198	196

Loss (gain) on disposal of assets	(19)	(92)	188
Amortization of deferred financing cost	26	26	26
Accretion of debt discount	46	47	46
Deferred income taxes	(2,041)	(2,348)	(1,412)
Stock-based compensation	1,035	860	748
Employee stock purchase plan compensation	4	5	7
Changes in assets and liabilities:
Accounts receivable	784	5,980	(4,027)
Unbilled receivables	(2,396)	92	2,398
Inventories	(868)	(2,950)	433
Prepaid expenses and other assets	(2,860)	661	3,452
Deferred revenue	(863)	(4,328)	(2,946)
Asset retirement obligation settlement	(197)	—	—
Accounts payable	5,845	(1,822)	2,460
Accrued expenses and other liabilities	(3,679)	2,400	(5,191)
Net cash provided (used) by operating activities	(2,659)	12,477	5,589
Investing activities:
Purchases of property, plant and equipment	(6,905)	(6,881)	(3,196)
Proceeds from disposal of assets	6	50	75
Net cash used in investing activities	(6,899)	(6,831)	(3,121)
Financing activities:
Repayments of notes payable	(1,483)	(1,502)	(1,851)
Payments under equipment financing obligations	(71)	(200)	(28)
Proceeds from revolving credit facility	8,000	—	4,000
Repayment of revolving credit facility	—	—	(10,000)
Proceeds from equity issuance	—	23	—
Royalty stock issuance	—	—	639
Purchase of treasury stock	(125)	(150)	(89)
Net cash provided by (used in) financing activities	6,321	(1,829)	(7,329)
Net increase in cash and cash equivalents	(3,237)	3,817	(4,861)
Cash and cash equivalents at beginning of period	9,309	5,492	10,371
Cash and cash equivalents at end of period	$6,072	$9,309	$5,510

 SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022
	(audited)	(audited)
	(in thousands)
Operating activities:
Net income (loss)	$4,649	$(703)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	27,472	26,488
Amortization of intangible assets	793	792
(Gain) loss on disposal of assets	1,802	(294)
Provision for bad debt	—	1
Amortization of deferred financing cost	105	105
Accretion of debt discount	186	186
Deferred income taxes	(6,137)	(4,196)
Stock-based compensation, net	3,507	3,184
Employee stock purchase plan compensation	24	25
Changes in assets and liabilities:
Accounts receivable	12,672	(18,265)
Unbilled receivables	(2,640)	1,805
Inventories	(6,638)	(5,161)
Prepaid expenses and other assets	1,996	6,524
Settlement of asset retirement obligation	(197)	—
Deferred revenue	(5,805)	(9,311)
Accounts payable	1,974	5,244
Accrued and other expenses	(2,772)	(1,004)
Net cash provided by operating activities	30,991	5,420
Investing activities:
Acquisition of businesses, net of cash acquired	—	(6,547)
Purchases of property, plant and equipment	(23,031)	(12,731)
Proceeds from disposal of assets	129	1,070
Net cash used in investing activities	(22,902)	(18,208)
Financing activities:
Repayments of notes payable	(10,435)	(7,325)
Payments under equipment financing obligations	(394)	(116)
Proceeds from revolving credit facility	23,000	10,000
Repayment of revolving credit facility	(15,000)	(10,000)
Proceeds from equity issuance	56	52
Royalty stock issuance	—	639
Purchase of treasury stock	(4,754)	(540)
Net cash used in financing activities	(7,527)	(7,290)
Net increase in cash and cash equivalents	562	(20,078)
Cash and cash equivalents at beginning of period	5,510	25,588
Cash and cash equivalents at end of period	$6,072	$5,510

Non-GAAP Financial Measures
Contribution Margin
We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(in thousands)
Revenue	$61,947	$76,900	$73,829
Cost of goods sold	59,116	62,502	62,657
Gross profit	2,831	14,398	11,172
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,381	6,573	6,184
Contribution margin	$9,212	$20,971	$17,356
Contribution margin per ton	$9.07	$17.20	$14.77
Total tons sold	1,016	1,219	1,175

	Year Ended December 31,
	2023	2022
	(in thousands)
Revenue	$295,973	$255,740
Cost of goods sold	254,418	226,149
Gross profit	41,555	29,591
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	25,469	25,038
Contribution margin	$67,024	$54,629
Contribution margin per ton	$14.85	$12.61
Total tons sold	4,514	4,333

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and
•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(in thousands)
Net (loss) income	$(4,786)	$6,727	$2,627
Depreciation, depletion and amortization	7,078	6,985	6,590
Income tax benefit	(3,332)	(1,879)	(923)
Interest expense	329	304	379
Franchise taxes	300	66	85
EBITDA	$(411)	$12,203	$8,758
Loss (gain) on sale of fixed assets	(19)	(92)	188
Equity compensation	1,003	850	706
Royalty stock issuance	—	—	639
Acquisition and development costs (1)	204	70	241
Cash charges related to restructuring and retention	14	—	—
Accretion of asset retirement obligations	234	235	189
Adjusted EBITDA	$1,025	$13,266	$10,721
(1)    Represents costs incurred related to the business combinations and current development project activities.

	Year Ended December 31,
	2023	2022
	(in thousands)
Net (loss) income	$4,649	$(703)
Depreciation, depletion and amortization	27,363	26,521
Income tax benefit	(6,901)	(3,205)
Interest expense	1,532	1,661
Franchise taxes	804	353
EBITDA	$27,447	$24,627
(Gain) loss on sale of fixed assets	1,802	(294)
Equity compensation	3,391	2,729
Royalty stock issuance	—	639
Acquisition and development costs (1)	545	675
Cash charges related to restructuring and retention of employees	32	137
Accretion of asset retirement obligations	904	758
Adjusted EBITDA	$34,121	$29,271
(1)    Represents costs incurred related to the business combinations and current development project activities.

Free Cash Flow

Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(in thousands)
Net cash provided by (used in) operating activities	$(2,659)	$12,477	$5,589
Purchases of property, plant and equipment	(6,905)	(6,881)	(3,196)
Free cash flow	$(9,564)	$5,596	$2,393

	Year Ended December 31,
	2023	2022
	(in thousands)
Net cash provided by (used in) operating activities	$30,991	$5,420
Acquisition of Blair facility	—	(6,547)
Purchases of property, plant and equipment	(23,031)	(12,731)
Free cash flow	$7,960	$(13,858)

Investor Contacts:
Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com